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                                                                      EXHIBIT 12

               LEGGETT AND PLATT, INCORPORATED AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (Dollar amounts in millions)


                                                       Twelve Months Ended
                                                           December 31,
                                           2000       1999       1998      1997      1996
                                         -----------------------------------------------------
Earnings
  Income from continuing operations
      before income tax                    $418.6     $462.6     $395.6    $333.3    $249.7

 Interest expense (excluding
   amount capitalized)                       66.3       43.0       38.5      31.8      30.0

 Portion of rental expense under
   operating leases representative
   of an interest factor                      9.4        8.2        6.7       6.1       5.5
                                         -----------------------------------------------------
Total earnings                             $494.3     $513.8     $440.8    $371.2    $285.2
                                         =====================================================
Fixed charges
 Interest expense
   (including amount capitalized)          $ 67.7     $ 44.0     $ 39.2    $ 32.7    $ 31.0

 Portion of rental expense under
   operating leases representative
   of an interest factor                      9.4        8.2        6.7       6.1       5.5
                                         -----------------------------------------------------
Total fixed charges                        $ 77.1     $ 52.2     $ 45.9    $ 38.8    $ 36.5
                                         =====================================================
Ratio of earnings to fixed charges            6.4        9.8        9.6       9.6       7.8
                                         =====================================================


Earnings consist principally of income from continuing operations before income taxes, plus fixed charges. Fixed charges consist principally of interest costs.